Exhibit 99.1

News Release

Brooke Capital Corporation Required by AMEX to Add One Additional Independent Director

to Its Audit Committee

OVERLAND PARK, Kan., April 22, 2008 – Brooke Capital Corporation (AMEX: BCP) announced today that it has received a letter from the staff of The American Stock Exchange (“AMEX”) requiring Brooke Capital to add one additional independent director to its audit committee. AMEX rules require that each listed company have at least three independent directors on its audit committee, and Brooke Capital currently has two independent directors on its board of directors. The AMEX letter does not result in a delisting of Brooke Capital shares and allows Brooke Capital until September 10, 2008 to add the additional independent director. Brooke Capital expects to comply by that date.

About Brooke Capital Corporation … Brooke Capital Corporation (AMEX: BCP) is an Overland Park, Kansas-based insurance organization founded in 1997. Brooke Capital is the parent company of First Life America Corporation, a life insurance company, and Brooke Capital Advisors, Inc., a loan broker and consultant for general insurance agencies specializing in the sale of hard-to-place and niche insurance policies.

Contact…Investor Relations: Karen Haus, Market Street Partners on behalf of Brooke Capital Corporation, (415) 445-3238 or Karen@marketstreetpartners.com.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will be able to recruit and appoint an acceptable independent director candidate by September 10, 2008; the uncertainty that the Company will otherwise remain in compliance with AMEX rules, and risks and factors described from time to time in reports and registration statements filed by Brooke Capital Corporation with the Securities and Exchange Commission. A more complete description of Brooke Capital’s business is provided in Brooke Capital Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Capital Corporation without charge or at www.sec.gov.